KFORCE INC.
2023 STOCK INCENTIVE PLAN
EMPLOYEE RESTRICTED STOCK AWARD AGREEMENT

Grantee:
Type of Award:
Date of Grant:
Grant (# of awards):
Fair Market Value on Date of Grant:
Kforce Inc. (the “Firm”), pursuant to its 2023 Stock Incentive Plan (the "Plan"), hereby grants the shares summarized above to stated Grantee. The shares are subject to the terms and conditions set forth within the Plan, and unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Agreement; however, certain terms of this award are provided below:
Vesting
Subject to the terms and conditions within Section 5 of the Plan, the restricted stock awarded to the Grantee vests, as follows: ___________________________
Other Terms
The following “Other Terms” are applicable to this award unless otherwise addressed in an employment agreement between the employee and the Firm.
In the case of a change in control, death of the Grantee or total and permanent disability (as defined in the Plan), the unvested portion of the award shall vest immediately. If the Grantee voluntarily resigns or is terminated with or without cause, the unvested portion of the award shall be forfeited immediately.
Dividend and Voting Rights
The unvested portion of the RS granted above contains the following terms as it relates to dividend and voting rights (the vested portion of the RS granted above has equivalent rights to a share of Kforce common stock):
Dividend Rights:
_ Right to dividends or dividend equivalents1
_ No right to dividends or dividend equivalent rights2
Voting Rights: the unvested restricted stock contains voting rights unless the shares have been forfeited by the grantee.
1 The Firm shall make any payments related to dividends declared in additional shares of restricted stock, which shall be treated as part of the grant of the underlying restricted stock. The grantee’s interest in such stock dividend shall be forfeited or shall become nonforfeitable at the same time as the underlying restricted stock is forfeited or becomes nonforfeitable.
2 The grantee shall not be entitled to any future payments to compensate the grantee for the shares not containing dividend rights.
Tax Withholding
Upon the occurrence of a vesting event, the Grantee must satisfy the federal, state, local or foreign income and social insurance withholding taxes imposed by reason of the vesting of the restricted stock. The Grantee shall make an election with respect to the method of satisfaction of such tax withholding obligation in accordance with procedures established by the Firm.
83(b) Election
In order for an election pursuant to IRS Code 83(b) to be valid, you are required to provide a signed election form to Kforce. Please consult your tax advisor prior to making any such 83(b) election.
General Disclaimer
The Firm undertakes no duty or responsibility for providing periodic updates to you in the future as it relates to this award.

Additional Documents
Your acceptance acknowledges certain terms not specified in the 2023 Stock Incentive Plan and also acknowledges receipt of two documents that are required by the SEC to be provided to you at the time of grant. These documents are as follows:
•2023 Stock Incentive Plan Prospectus
•Annual Report

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(Date)